IZEA Reports All-Time Record Q3 Revenue
Revenue up 40% YoY, Adjusted EBITDA Improves YoY
Orlando, Florida (November 10, 2022) - IZEA Worldwide, Inc. (NASDAQ: IZEA), the premier provider of influencer marketing technology, data, and services for the world’s leading brands, reported its financial and operational results for the third quarter ended September 30, 2022.
Q3 2022 Financial Summary Compared to Q3 2021
•Total revenue increased 40% to $10.8 million compared to $7.7 million
•Managed Services revenue increased 44% to $10.5 million, compared to $7.3 million
•SaaS Services and other revenue decreased 22.6% to $0.4 million, compared to $0.5 million
•Total costs and expenses increased 33% to $12.2 million, compared to $9.2 million
•Net loss was $0.9 million compared to a net loss of $1.4 million
•Adjusted EBITDA* was a loss of $0.6 million, compared to a loss of $0.9 million
•The company terminated its at-the-market (ATM) equity offering program
Q3 2022 Operational Highlights
•Managed Services bookings totaled $8.2 million for the quarter, compared to $11.3 million for the prior-year quarter
•Launched next generation of IZEAx Discovery
•Previewed IZEA Flex and The Creator Marketplace
•Partnered with Vennly to power sponsored audio across the creator economy
•Added Vampped to IZEA's Talent Partner Program
•Won two Comparably Awards for Best Leadership Teams, Best Career Growth
* Adjusted EBITDA is a non-GAAP financial measure. Refer to the definition and reconciliation of this measure under “Use of Key Metrics and Non-GAAP Financial Measures.”
Management Commentary
“Team IZEA delivered the highest quarterly revenue we have ever had for Q3, along with a significant year over year improvement in adjusted EBITDA against the high inflationary environment,” said Ted Murphy, IZEA’s Chairman and CEO. “Over the past several years we have been planting seeds with investments in team and technology to provide the catalyst for future growth and efficiency. We are now turning our attention to harvesting the field, taking advantage of the launch of two new technology platforms, as well as our expansion into China and the United Kingdom. With the resources we need largely in place, we are slowing the pace of hiring near term in favor of increasing the productivity of the current organization.”
Q3 2022 Financial Results
Total revenue in the third quarter of 2022 increased 40% to $10.8 million, compared to $7.7 million in the third quarter of 2021, with revenue from Managed Services increasing by 44% to $10.5 million in the third quarter of 2022, and revenue from SaaS Services decreasing by 22.6% to $350,057 in the third quarter of 2022 compared to the third quarter of 2021.
Revenue from Managed Services growth was primarily attributable to one large customer, with revenue from other customers relatively flat during the periods. Managed Services bookings declined $3.1 million to $8.3 million during the quarter, as we saw the contracting process slow down over the summer months. September bookings were strong, delivering our second-best monthly bookings total, and we ended the quarter with a solid pipeline of opportunities for the fourth quarter.
Revenue from SaaS Services decreased by $102,333, or 22.6%, in the third quarter of 2022 compared to the third quarter of 2021. Average licensee counts on all platforms declined in the third quarter of 2022 over the prior year. License fee revenue was 10% below the prior-year quarter while Marketplace Spend fees declined 82% to $16,019 in the third quarter of 2022, compared to $87,556 in the third quarter of 2021. Gross billings (a key metric, as defined below) for SaaS Services decreased to $1.1 million, or 23.1%, in the third quarter of 2022 due to lower licensee counts and lower average fees.
Cost of revenue increased to $6.6 million in third quarter of 2022, or 61% of revenue, compared to $4.0 million, or 52%, in the prior-year quarter, primarily due to higher cost deliveries on one large customer contract. The percentage cost of revenue on other customer deliveries was in range with recent historical averages.
Costs and expenses other than the cost of revenue totaled $5.6 million for the third quarter of 2022, $0.4 million or 8.3% above the prior-year quarter. Sales and marketing costs were $2.5 million during the third quarter of 2022, 11.7% higher than the prior-year quarter, due to additional headcount and related payroll costs that were partially offset by reduced selling commissions, which generally correspond to lower bookings, and other spending reductions in the current quarter. General and administrative costs totaled $2.9 million during the quarter, $0.3 million or 9.7% above the prior-year quarter, due primarily to higher fees related to professional services.
Net loss in the third quarter of 2022 was $906,232, or $-0.01 per share, as compared to a net loss of $1,400,792, or $(0.02) per share in the third quarter of 2021, based on 62.3 million and 61.9 million average shares outstanding, respectively.
Adjusted EBITDA (as defined below, a non-GAAP measure management uses as a proxy for operating cash flow) totaled $(0.6) million in the third quarter of 2022, compared with $(0.9) million in the comparative period, increasing $0.3 million due primarily to higher net income and lower depreciation expense in the latter period. Adjusted EBITDA as a percentage of revenue in the third quarter of 2022, was a loss of 5% compared to a loss of 12% in the third quarter of 2021.
As of September 30, 2022, our cash and investments totaled $67.0 million. The company has no long-term debt.
Conference Call
IZEA will hold a conference call to discuss its third quarter 2022 results on Thursday, November 10, 2022, at 5:00 p.m. EST. IZEA's Chairman and CEO Ted Murphy, CFO Peter Biere, and COO Ryan Schram will host the call, followed by a question and answer period.
Date: Thursday, November 10, 2022
Time: 5:00 p.m. EST
Toll-free dial-in number: 1-800-768-2107
International dial-in number: 1-416-981-9025
Please call the conference telephone number five (5) minutes prior to the start time. An operator will register your name and organization. A call replay will be available after 8:00 p.m. EST on the same day through Thursday, November 17, 2022, at 11:59 p.m. EST.
Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay Pin: 152396

About IZEA Worldwide, Inc.
IZEA Worldwide, Inc. (“IZEA”), is a marketing technology company providing software and professional services that enable brands to collaborate and transact with the full spectrum of today’s top social influencers and content creators. The company serves as a champion for the growing Creator Economy, enabling individuals to monetize their content, creativity, and influence. IZEA launched the industry’s first-ever influencer marketing platform in 2006 and has since facilitated nearly 4 million transactions between online buyers and sellers. Leading brands and agencies partner with IZEA to increase digital engagement, diversify brand voice, scale content production, and drive a measurable return on investment.
Use of Key Metrics and Non-GAAP Financial Measures
We define gross billings, a key metric, as the total dollar value of the amounts earned from our customers for the services we performed or the amounts billed to our customers for their self-service purchase of goods and services on our platforms. Gross billings for Marketplace Spend are the amounts of our reported revenue plus the cost of payments we made to third-party creators providing the content or sponsorship services, which are netted against revenue for generally accepted accounting principles in the United States (“GAAP”) reporting purposes. Gross billings for all other revenue types equals the revenue reported in our consolidated statements of operations.
Managed Services bookings measure all sales orders received during a period less cancellations received or refunds given during the same period. Sales order contracts vary in complexity with each customer and range from custom content delivery to integrated marketing services; our contracts generally run from several months for smaller contracts to twelve months for larger contracts. We recognize revenue from our Managed Services contracts based on a percentage of completion basis as we deliver the content or services over time, which can vary greatly from a few weeks to a year. For this reason, Managed Services bookings, while an overall indicator of the health of our business, may not be used to predict quarterly revenues and could be subject to future adjustment.
Managed Services bookings is useful information as they reflect the amount of orders received in one period, even though revenue may be reflected over time. Management uses the Managed Services bookings metric to plan its operating staff, identify key customer group trends, enlighten go-to-market activities, and inform its product development efforts.
"Adjusted EBITDA" is a non-GAAP financial measure under the Securities and Exchange Commission rules. EBITDA is commonly defined as "earnings before interest, taxes, depreciation, and amortization." IZEA defines “Adjusted EBITDA” as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock-based compensation, gain or loss on asset disposals or impairment, and certain other unusual or non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in the fair value of derivatives, if applicable.
We believe that Adjusted EBITDA provides useful information to investors as it primarily excludes non-cash transactions, and it provides consistency to facilitate period-to-period comparisons.
All companies do not calculate gross billings, bookings, and Adjusted EBITDA in the same manner. These metrics, as presented by IZEA, may not be comparable to those presented by other companies. Moreover, these metrics have limitations as analytical tools. You should not consider them in isolation or as a substitute for an analysis of our results of operations as reported under GAAP. A reconciliation of GAAP to non-GAAP results is presented in the financial tables included in this press release.
Safe Harbor Statement
All statements in this release that are not based on historical fact are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “may,” “will,” “would,” “could,” “should,” “expect,” “anticipate,” “hope,” “estimate,” “believe,” “intend,” "likely," "projects," “plans,” "pursue," "strategy" or "future," or the negative of these words or other words or expressions of similar meaning. Examples of forward-looking statements include, among others, statements we make regarding expectations concerning IZEA’s ability to increase revenue and bookings, growth or maintenance of customer relationships, and expectations concerning IZEA’s business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including, among others, the following: competitive conditions in the content and social sponsorship segment in which IZEA operates; failure to popularize one or more of the marketplace platforms of IZEA; our ability to establish maintain disclosure controls and procedures and internal control over financial reporting; our ability to satisfy the requirements for continued listing of our common stock on the Nasdaq Capital Market; changing economic conditions that are less favorable than expected; and other risks and uncertainties described in IZEA’s periodic reports filed with the Securities and Exchange Commission. The forward-looking statements made in this release speak only as of the date of this release, and IZEA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.
Press Contact
Toni-Ann Burke
IZEA Worldwide, Inc.
Phone: 407-674-6911
Email: ir@izea.com

IZEA Worldwide, Inc.
Consolidated Balance Sheets

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$20,026,477	$75,433,295
Accounts receivable, net	8,643,509	7,599,103
Prepaid expenses	2,852,583	2,257,382
Short term investments	21,879,305	—
Other current assets	57,327	100,522
Total current assets	53,459,201	85,390,302

Property and equipment, net	76,182	155,185
Goodwill	4,016,722	4,016,722
Intangible assets, net	71,455	213,263
Software development costs, net	1,264,543	1,019,600
Long term investments	25,106,327	—
Total assets	$83,994,430	$90,795,072

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,792,445	$2,086,892
Accrued expenses	2,045,355	2,502,882
Contract liabilities	9,236,220	11,338,095
Current portion of notes payable	29,220	—
Total current liabilities	13,103,240	15,927,869

Finance obligation, less current portion	—	10,420
Notes payable, less current portion	—	31,648
Total liabilities	13,103,240	15,969,937

Commitments and Contingencies	—	—

Stockholders’ equity:
Preferred stock; $.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $.0001 par value; 200,000,000 shares authorized; 62,273,425 and 62,044,883, respectively, issued, and outstanding	6,227	6,205
Additional paid-in capital	148,935,491	148,452,498
Accumulated deficit	(77,185,933)	(73,633,568)
Accumulated other comprehensive income	(864,595)	—
Total stockholders’ equity	70,891,190	74,825,135

Total liabilities and stockholders’ equity	$83,994,430	$90,795,072

IZEA Worldwide, Inc.
Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$10,826,335	$7,734,374	$32,293,682	$19,678,991

Costs and expenses:
Cost of revenue	6,597,430	4,022,395	18,989,076	9,688,870
Sales and marketing	2,502,128	2,240,936	7,312,240	6,622,128
General and administrative	2,928,679	2,670,785	9,810,102	7,865,510
Depreciation and amortization	127,535	220,453	404,856	949,906
Total costs and expenses	12,155,772	9,154,569	36,516,274	25,126,414

Loss from operations	(1,329,437)	(1,420,195)	(4,222,592)	(5,447,423)

Other income (expense):
Interest expense	(814)	(1,558)	(2,594)	(24,090)
Other income (expense), net	424,019	20,961	672,821	2,019,379
Total other income (expense), net	423,205	19,403	670,227	1,995,289

Net Loss	$(906,232)	$(1,400,792)	$(3,552,365)	$(3,452,134)

Other comprehensive income
Unrealized (gain)/loss on securities held	597,113	—	864,595	—
Total other comprehensive income	597,113	—	864,595	—

Total comprehensive income/loss	$(1,503,345)	$(1,400,792)	$(4,416,960)	$(3,452,134)

Weighted average common shares outstanding – basic and diluted	62,273,425	61,883,017	62,162,508	59,875,142
Basic and diluted loss per common share	$(0.01)	$(0.02)	$(0.06)	$(0.06)

Revenue Details:

	Three Months Ended September 30,
	2022		2021		$ Change	% Change
Managed Services Revenue	$10,476,278	96.8%	$7,281,984	94.2%	$3,194,294	43.9%

Marketplace Spend Fees	16,019	0.1%	87,556	1.1%	(71,537)	(81.7)%
License Fees	320,349	3.0%	354,850	4.6%	(34,501)	(9.7)%
Other Fees	13,689	0.1%	9,984	0.1%	3,705	37.1%
SaaS Services Revenue	350,057	3.2%	452,390	5.8%	(102,333)	(22.6)%

Total Revenue	$10,826,335	100.0%	$7,734,374	100.0%	$3,091,961	40.0%

	Nine Months Ended September 30,
	2022		2021		$ Change	% Change
Managed Services Revenue	$31,025,350	96.1%	$18,309,295	93.0%	$12,716,055	69.5%

Marketplace Spend Fees	122,243	0.4%	256,308	1.3%	(134,065)	(52.3)%
License Fees	1,030,718	3.2%	1,082,734	5.5%	(52,016)	(4.8)%
Other Fees	115,371	0.4%	30,654	0.2%	84,717	276.4%
SaaS Services Revenue	1,268,332	3.9%	1,369,696	7.0%	(101,364)	(7.4)%

Total Revenue	$32,293,682	100.0%	$19,678,991	100.0%	$12,614,691	64.1%

IZEA Worldwide, Inc.
Gross Billings

Gross billings by revenue type:

	Three Months Ended September 30,
	2022		2021		$ Change	% Change
Managed Services Gross Billings	$10,476,278	90.4%	$7,281,984	83.5%	$3,194,294	43.9%

Marketplace Spend Fees	775,055	6.7%	1,077,268	12.3%	(302,213)	(28.1)%
License Fees	320,349	2.8%	354,850	4.1%	(34,501)	(9.7)%
Other Fees	13,689	0.1%	9,984	0.1%	3,705	37.1%
SaaS Services Gross Billings	1,109,093	9.6%	1,442,102	16.5%	(333,009)	(23.1)%

Total Gross Billings	$11,585,371	100.0%	$8,724,086	100.0%	$2,861,285	32.8%

	Nine Months Ended September 30,
	2022		2021		$ Change	% Change
Managed Services Gross Billings	$31,025,350	89.9%	$18,309,295	81.2%	$12,716,055	69.5%

Marketplace Spend Fees	2,355,534	6.8%	3,137,124	13.9%	(781,590)	(24.9)%
License Fees	1,030,718	3.0%	1,082,734	4.8%	(52,016)	(4.8)%
Other Fees	115,371	0.3%	30,654	1.1%	84,717	276.4%
SaaS Services Gross Billings	3,501,623	10.1%	4,250,512	18.8%	(748,889)	(17.6)%

Total Gross Billings	$34,526,973	100.0%	$22,559,807	100.0%	$11,967,166	53.0%

IZEA Worldwide, Inc.
Reconciliation of GAAP Net loss to Non-GAAP Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net loss	$(906,232)	$(1,400,792)	$(3,552,365)	$(3,452,134)
Gain on the forgiveness of debt	—	—	—	(1,927,220)
Non-cash stock-based compensation	154,115	229,039	428,013	633,219
Non-cash stock issued for payment of services	31,260	37,544	93,742	109,784
Write down of digital assets	1,081	—	141,808	—
Interest expense	814	1,558	2,594	24,090
Depreciation and amortization	127,535	220,453	404,856	949,906
Other non-cash items	—	(13,732)	18,555	(21,522)
Adjusted EBITDA	$(591,427)	$(925,930)	$(2,462,797)	$(3,683,877)

Revenue	$10,826,335	$7,734,374	$32,293,682	$19,678,991
Adjusted EBITDA as a % of Revenue	(5.5)%	(12.0)%	(8)%	(19)%